Exhibit 99.1

8333 Douglas Avenue, Suite 1100 Dallas, Texas 75225 T 214.238.5700 F 214.238.5701

Capital Southwest Announces Financial Results for Fourth Fiscal Quarter and Fiscal Year Ended March 31, 2023
CSWC Reports Pre-Tax Net Investment Income of $0.65 Per Share for Quarter Ended March 31, 2023
Dallas, Texas – May 22, 2023 – Capital Southwest Corporation (“Capital Southwest,” “CSWC” or the “Company”) (Nasdaq: CSWC), an internally managed business development company focused on providing flexible financing solutions to support the acquisition and growth of middle market businesses, today announced its financial results for the fourth fiscal quarter and fiscal year ended March 31, 2023.
Fourth Quarter Fiscal Year 2023 Financial Highlights
•Total Investment Portfolio: $1.2 billion
◦Credit Portfolio of $1.0 billion:
▪96% 1st Lien Senior Secured Debt
▪$61.7 million in new committed credit investments
▪Weighted Average Yield on Debt Investments: 12.8%
▪Current non-accruals with a fair value of $3.9 million, representing 0.3% of the total investment portfolio
◦Equity Portfolio of $117.5 million, excluding investment in I-45 Senior Loan Fund ("I-45 SLF")
▪$5.6 million in new equity co-investments
◦CSWC Investment in I-45 SLF of $51.3 million at fair value
▪I-45 SLF portfolio of $143.7 million
•Portfolio consists of 36 issuers: 95% 1st Lien Debt
▪$86.0 million of debt outstanding at I-45 SLF
•I-45 SLF fund leverage of 1.34x debt to equity at fair value
▪I-45 SLF paid a $1.9 million quarterly dividend to CSWC; an annualized yield of 14.8%
•Pre-Tax Net Investment Income: $22.8 million, or $0.65 per weighted average share outstanding
•Dividends: Paid $0.53 per share Regular Dividend and $0.05 per share Supplemental Dividend
◦113% LTM Pre-Tax NII Regular Dividend Coverage
◦Total Dividends for the quarter ended March 31, 2023 of $0.58 per share
•Net Realized and Unrealized Depreciation: $4.2 million
◦$2.4 million of net depreciation related to the credit portfolio
◦$1.2 million of net depreciation related to I-45 SLF
◦$0.6 million of net depreciation related to the equity portfolio
•Balance Sheet:
◦Cash and Cash Equivalents: $21.6 million
◦Total Net Assets: $590.4 million
◦Net Asset Value (“NAV”) per Share: $16.37
•Received Baa3 Investment Grade Rating from Moody's Investors Service with Stable Outlook

Fiscal Year 2023 Financial Highlights
•Total Investment Portfolio: Increased by $269.8 million in total fair value, from $936.6 million to $1.2 billion, representing 29% growth during the year
◦Credit Portfolio increased by $243.8 million, representing 31% growth during the year
•Operating Leverage: Improved to 1.9% as of March 31, 2023 from 2.2% as of March 31, 2022
•Pre-Tax Net Investment Income: $69.0 million for the fiscal year, or $2.30 per weighted average diluted share compared to $1.90 per weighted average diluted share in the prior fiscal year, representing 21% growth
•Dividends: Declared and Paid Total Dividends of $2.28 per share
◦$2.03 per share in regular dividends, an increase of 12% compared to the prior year
◦$0.15 per share in special dividends
◦$0.10 per share in supplemental dividends
◦Undistributed Taxable Income ("UTI") balance at the end of the fiscal year ended March 31, 2023 was $0.45 per share

In commenting on the Company’s results, Bowen Diehl, President and Chief Executive Officer, stated, “Our portfolio continued to perform well this quarter, producing $0.65 of pre-tax net investment income. On the capitalization front, we continued to programmatically raise equity through our equity at-the-market program, raising $29.2 million in gross proceeds at 118% of the prevailing NAV per share during the quarter. Over the past twelve months, we have raised over $207 million in equity capital and reduced our regulatory leverage from 1.16x down to 0.88x as of the March 31, 2023 quarter end. In consideration of the performance of our portfolio, improvements in our operating leverage, and rising market interest rates, the Board of Directors has declared an increase in our regular quarterly dividend to $0.54 per share for the June 30, 2023 quarter. In addition, given the excess earnings being generated by our floating rate debt portfolio, our Board of Directors has also declared a supplemental dividend of $0.05 per share for the June 30, 2023 quarter, resulting in total dividends for the June quarter of $0.59 per share. While future dividend declarations are at the discretion of our Board of Directors, it is our intent to continue to distribute quarterly supplemental dividends for the foreseeable future while base rates remain materially above long-term historical averages and we have a meaningful UTI balance. Finally, we are very pleased to have received an investment grade rating from Moody’s Investors Service during the quarter. We believe this is further market corroboration of our strong investment track record, first lien focused investment strategy, and prudent balance sheet management.”

Fourth Quarter Fiscal Year Investment Activities
Originations
During the quarter ended March 31, 2023, the Company originated $67.3 million in new commitments, consisting of investments in five new portfolio companies totaling $49.5 million and add-on commitments in nine portfolio companies totaling $17.8 million. New portfolio company investment transactions that closed during the quarter ended March 31, 2023 are summarized as follows:
C&M Conveyor, Inc. (dba Innoveyance), $13.0 million 1st Lien Senior Secured Debt: Innoveyance is a designer and manufacturer of material handling systems such as conveyor systems, automation systems, transfer cars and more.
Island Pump and Tank, LLC, $9.0 million 1st Lien Senior Secured Debt, $1.5 million Revolving Loan, $0.8 million Preferred Equity: Island Pump and Tank is a leading provider of installation, maintenance, and environmental services to fueling stations in the Northeast.
GPT Industries, LLC, $6.2 million 1st Lien Senior Secured Debt, $3.0 million Revolving Loan, $1.0 million Preferred Equity: GPT Industries is a manufacturer of electrical isolation products for oil and gas pipelines, primarily for maintenance and repair use.
Cavalier Buyer, Inc. (dba James River Cardiology), $6.5 million 1st Lien Senior Secured Debt, $2.0 million Revolving Loan, $0.6 million Preferred and Common Equity: James River Cardiology is a cardiology group practicing out of six clinics, two office-based labs and several local hospitals in the Richmond, VA area.

Guardian Fleet Services, Inc., $4.5 million 1st Lien Senior Secured Debt with Warrants, $1.5 million Preferred Equity: Guardian Fleet Services is a vertically-integrated hauling, towing, recovery, and specialized transportation operator serving the Florida and south Georgia markets.
Prepayments and Exits
During the quarter ended March 31, 2023, the Company received full prepayment on one debt investment totaling $16.8 million.
Amware Fulfillment LLC: Proceeds of $16.8 million, generating an IRR of 13.0%.

Fourth Fiscal Quarter 2023 Operating Results
For the quarter ended March 31, 2023, Capital Southwest reported total investment income of $37.2 million, compared to $32.8 million in the prior quarter. The increase in investment income was primarily attributable to an increase in average debt investments outstanding and an increase in the weighted average yield on investments.
For the quarter ended March 31, 2023, total operating expenses (excluding interest expense) were $5.6 million, compared to $6.2 million in the prior quarter. The decrease in operating expenses was primarily attributable to a decrease in accrued bonus compensation in the current quarter.
For the quarter ended March 31, 2023, interest expense was $8.8 million as compared to $7.9 million in the prior quarter. The increase was primarily attributable to an increase in average debt outstanding and an increase in the weighted average interest rate on total debt.
For the quarter ended March 31, 2023, total pre-tax net investment income was $22.8 million, compared to $18.7 million in the prior quarter.
During the quarter ended March 31, 2023, Capital Southwest recorded total net realized and unrealized losses on investments of $4.2 million, compared to $16.4 million in the prior quarter. For the quarter ended March 31, 2023, this included net realized and unrealized losses on debt investments of $2.4 million, net unrealized losses on I-45 SLF of $1.2 million, net realized and unrealized losses on equity investments of $0.1 million, and $0.5 million of net unrealized depreciation related to deferred tax associated with our wholly owned subsidiary that has elected to be a taxable entity (the "Taxable Subsidiary"). The net increase in net assets resulting from operations was $18.2 million for the quarter, compared to $2.9 million in the prior quarter.
The Company’s NAV at March 31, 2023 was $16.37 per share, as compared to $16.25 at December 31, 2022. The increase in NAV per share from the prior quarter is primarily due to the issuance of common stock at a premium to NAV per share through the Equity ATM Program (as described below) and pre-tax net investment income in excess of dividends paid for the quarter.

Fiscal Year 2023 Operating Results
For the year ended March 31, 2023, Capital Southwest reported total investment income of $119.3 million, compared to $82.2 million in the prior year. The increase in investment income was primarily attributable to an increase in average debt investments outstanding and an increase in the weighted average yield on investments.
For the year ended March 31, 2023, total operating expenses (excluding interest expense) were $21.4 million, compared to $19.0 million in the prior year. The increase in operating expenses during the current year was primarily attributable to an increase in employee compensation, audit fees and in expenses related to the Company's new office space. Additionally, there was an increase in professional fees incurred in connection with the compensation consultant engaged by the Compensation Committee and the initial fee related to being assigned an investment grade rating by Moody's Investors Services.
For the year ended March 31, 2023, interest expense was $28.9 million as compared to $19.9 million in the prior year. The increase was primarily attributable to an increase in average debt outstanding and an increase in the weighted average interest rate on total debt.
For the year ended March 31, 2023, total pre-tax net investment income was $69.0 million, compared to $43.3 million in the prior year.

During the year ended March 31, 2023, Capital Southwest recorded total net realized and unrealized losses on investments of $35.6 million, compared to net realized and unrealized gains on investments of $17.3 million in the prior year. For the year ended March 31, 2023, this included net realized and unrealized losses on debt investments of $24.9 million, net unrealized losses on I-45 SLF of $11.1 million, net realized and unrealized gains on equity investments of $6.9 million, and $6.5 million of net unrealized depreciation related to deferred tax associated with the Taxable Subsidiary. The net increase in net assets resulting from operations was $33.1 million for the year, compared to $42.8 million in the prior year.
The Company’s NAV at March 31, 2023 was $16.37 per share, as compared to $16.86 at March 31, 2022. The decrease in NAV per share from the prior year is primarily due to net realized and unrealized losses on investments, partially offset by the issuance of common stock at a premium to NAV per share through both an underwritten public equity offering and the Equity ATM Program (as described below).
Liquidity and Capital Resources
At March 31, 2023, Capital Southwest had approximately $21.6 million in unrestricted cash and money market balances, $235.0 million of total debt outstanding on the Credit Facility (as defined below), $139.1 million, net of unamortized debt issuance costs, of the 4.50% Notes due January 2026 outstanding, $147.3 million, net of unamortized debt issuance costs, of the 3.375% Notes due October 2026 and $116.3 million, net of unamortized debt issuance costs, of SBA Debentures (as defined below) outstanding. As of March 31, 2023, Capital Southwest had $164.4 million in available borrowings under the Credit Facility. The regulatory debt to equity ratio at the end of the quarter was 0.88 to 1.
On November 17, 2022, the Company completed an underwritten public equity offering of 2,534,436 shares of common stock, including shares issuable pursuant to the underwriters' option to purchase additional shares, at a public offering price of $18.15 per share, raising $46.0 million of gross proceeds. Net proceeds were $44.1 million after deducting underwriting discounts and offering expenses.
The Company has an "at-the-market" offering (the "Equity ATM Program"), pursuant to which the Company may offer and sell, from time to time through sales agents, shares of its common stock having an aggregate offering price of up to $650,000,000. During the quarter ended March 31, 2023, the Company sold 1,526,016 shares of its common stock under the Equity ATM Program at a weighted-average price of $19.15 per share, raising $29.2 million of gross proceeds. Net proceeds were $28.8 million after commissions to the sales agents on shares sold. Cumulative to date, the Company has sold 16,613,122 shares of its common stock under the Equity ATM Program at a weighted-average price of $20.75, raising $344.7 million of gross proceeds. Net proceeds were $339.1 million after commissions to the sales agents on shares sold. As of March 31, 2023, the Company has $305.3 million available under the Equity ATM Program.
In August 2016, CSWC entered into a senior secured credit facility (the “Credit Facility”) to provide additional liquidity to support its investment and operational activities. Borrowings under the Credit Facility accrue interest on a per annum basis at a rate equal to the applicable SOFR rate plus 2.15%. The Credit Facility's revolver period ends on August 9, 2025 with a final maturity of August 9, 2026. At March 31, 2023, the Credit Facility had total commitments of $400 million from a group or eleven bank lenders and $235.0 million in borrowings outstanding.
On April 20, 2021, our wholly owned subsidiary, Capital Southwest SBIC I, LP (“SBIC I”), received a license from the Small Business Administration (the "SBA") to operate as a Small Business Investment Company ("SBIC") under Section 301(c) of the Small Business Investment Act of 1958, as amended. The SBIC license allows SBIC I to obtain leverage by issuing SBA-guaranteed debentures ("SBA Debentures"), subject to the issuance of a leverage commitment by the SBA. SBA debentures are loans issued to an SBIC that have interest payable semi-annually and a ten-year maturity. The interest rate is fixed shortly after issuance at a market-driven spread over U.S. Treasury Notes with ten-year maturities. Current statutes and regulations permit SBIC I to borrow up to $175 million in SBA Debentures with at least $87.5 million in regulatory capital, subject to SBA approval. As of March 31, 2023, SBIC I had a total leverage commitment from the SBA in the amount of $130.0 million, of which $10.0 million remains unused.
In November 2015, I-45 SLF entered into a senior secured credit facility led by Deutsche Bank. On March 30, 2023, the I-45 credit facility was amended to permanently reduce total commitments to $100 million from a group of four bank lenders. After giving effect to the amendment, borrowings under the I-45 credit facility bear interest at a rate equal to Term SOFR plus 2.41%. The I-45 credit facility is scheduled to mature in March 2026. As of March 31, 2023, I-45 SLF had $86.0 million in borrowings outstanding under the I-45 credit facility.

Share Repurchase Program
On July 28, 2021, the Company's board of directors (the "Board") approved a share repurchase program authorizing the Company to repurchase up to $20 million of its outstanding shares of common stock in the open market at certain thresholds below its NAV per share, in accordance with guidelines specified in Rules 10b5-1(c)(1)(i)(B) and 10b-18 under the Securities Exchange Act of 1934. On August 31, 2021, the Company entered into a share repurchase agreement, which became effective immediately, and the Company will cease purchasing its common stock under the share repurchase program upon the earlier of, among other things: (1) the date on which the aggregate purchase price for all shares equals $20 million including, without limitation, all applicable fees, costs and expenses; or (2) upon written notice by the Company to the broker that the share repurchase agreement is terminated. During the quarter ended March 31, 2023, the Company did not repurchase any shares of the Company’s common stock under the share repurchase program.

Regular Dividend of $0.54 Per Share and Supplemental Dividend of $0.05 Per Share for Quarter Ended June 30, 2023

On April 26, 2023, the Board declared a total dividend of $0.59 per share for the quarter ended June 30, 2023, comprised of a Regular Dividend of $0.54 per share and a Supplemental Dividend of $0.05 per share.
The Company's dividend will be payable as follows:

Regular Dividend

Amount Per Share: $0.54
Ex-Dividend Date: June 14, 2023
Record Date: June 15, 2023
Payment Date: June 30, 2023

Supplemental Dividend

Amount Per Share: $0.05
Ex-Dividend Date: June 14, 2023
Record Date: June 15, 2023
Payment Date: June 30, 2023

When declaring dividends, the Board reviews estimates of taxable income available for distribution, which may differ from net investment income under generally accepted accounting principles. The final determination of taxable income for each year, as well as the tax attributes for dividends in such year, will be made after the close of the tax year.

Capital Southwest maintains a dividend reinvestment plan ("DRIP") that provides for the reinvestment of dividends on behalf of its registered stockholders who hold their shares with Capital Southwest’s transfer agent and registrar, American Stock Transfer and Trust Company.  Under the DRIP, if the Company declares a dividend, registered stockholders who have opted into the DRIP by the dividend record date will have their dividend automatically reinvested into additional shares of Capital Southwest common stock.

Fourth Quarter 2023 Earnings Results Conference Call and Webcast
Capital Southwest has scheduled a conference call on Tuesday, May 23, 2023, at 11:00 a.m. Eastern Time to discuss the fourth quarter 2023 financial results. You may access the call by using the Investor Relations section of Capital Southwest's website at www.capitalsouthwest.com, or by using http://edge.media-server.com/mmc/p/654v82e7.
An audio archive of the conference call will also be available on the Investor Relations section of Capital Southwest’s website.
For a more detailed discussion of the financial and other information included in this press release, please refer to the Capital Southwest's Annual Report on Form 10-K for the year ended March 31, 2023 to be filed with the Securities and Exchange Commission and Capital Southwest’s Fourth Fiscal Quarter 2023 Earnings Presentation to be posted on the Investor Relations section of Capital Southwest’s website at www.capitalsouthwest.com.

About Capital Southwest
Capital Southwest Corporation (Nasdaq: CSWC) is a Dallas, Texas-based, internally managed business development company with approximately $1.2 billion in investments at fair value as of March 31, 2023. Capital Southwest is a middle market lending firm focused on supporting the acquisition and growth of middle market businesses with $5 million to $35 million investments across the capital structure, including first lien, second lien and non-control equity co-investments. As a public company with a permanent capital base, Capital Southwest has the flexibility to be creative in its financing solutions and to invest to support the growth of its portfolio companies over long periods of time.

Forward-Looking Statements
This press release contains historical information and forward-looking statements with respect to the business and investments of Capital Southwest, including, but not limited to, the statements about Capital Southwest's future performance and financial performance and financial condition, and the timing, form and amount of any distributions or supplemental dividends in the future. Forward-looking statements are statements that are not historical statements and can often be identified by words such as "will," "believe," "expect" and similar expressions and variations or negatives of these words. These statements are based on management's current expectations, assumptions and beliefs. They are not guarantees of future results and are subject to numerous risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statement. These risks include risks related to: changes in the markets in which Capital Southwest invests; changes in the financial, capital, and lending markets; changes in the interest rate environment and its impact on our business and our portfolio companies; regulatory changes; tax treatment; our ability to operate our wholly owned subsidiary, Capital Southwest SBIC I, LP, as a small business investment company; an economic downturn and its impact on the ability of our portfolio companies to operate and the investment opportunities available to us; the impact of supply chain constraints and labor shortages on our portfolio companies; and the elevated levels of inflation and its impact on our portfolio companies and the industries in which we invests.

Readers should not place undue reliance on any forward-looking statements and are encouraged to review Capital Southwest's Annual Report on Form 10-K for the year ended March 31, 2023 and subsequent filings, including the "Risk Factors" sections therein, with the Securities and Exchange Commission for a more complete discussion of the risks and other factors that could affect any forward-looking statements. Except as required by the federal securities laws, Capital Southwest does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changing circumstances or any other reason after the date of this press release.

Investor Relations Contact:
Michael S. Sarner, Chief Financial Officer
214-884-3829

CAPITAL SOUTHWEST CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES
(In thousands, except shares and per share data)

	March 31,	March 31,
	2023	2022
	(Unaudited)
Assets
Investments at fair value:
Non-control/Non-affiliate investments (Cost: $947,829 and $721,392, respectively)	$966,627	$747,132
Affiliate investments (Cost: $191,523 and $140,911, respectively)	188,505	131,879
Control investments (Cost: $80,800 and $76,000, respectively)	51,256	57,603
Total investments (Cost: $1,220,152 and $938,303, respectively)	1,206,388	936,614
Cash and cash equivalents	21,585	11,431
Receivables:
Dividends and interest	18,430	12,106
Escrow	363	1,344
Other	647	2,238
Income tax receivable	368	158
Debt issuance costs (net of accumulated amortization of $5,642 and $4,573, respectively)	3,717	4,038
Other assets	6,186	6,028
Total assets	$1,257,684	$973,957

Liabilities
SBA Debentures (Par value: $120,000 and $40,000, respectively)	$116,330	$38,352
January 2026 Notes (Par value: $140,000 and $140,000, respectively)	139,051	138,714
October 2026 Notes (Par value: $150,000 and $150,000, respectively)	147,263	146,522
Credit facility	235,000	205,000
Other liabilities	16,761	14,808
Accrued restoration plan liability	598	2,707
Income tax payable	156	1,240
Deferred tax liability	12,117	5,747
Total liabilities	667,276	553,090

Commitments and contingencies (Note 10)

Net Assets
Common stock, $0.25 par value: authorized, 40,000,000 shares; issued, 38,415,937 shares at March 31, 2023 and 27,298,032 shares at March 31, 2022	9,604	6,825
Additional paid-in capital	646,586	448,235
Total distributable (loss) earnings	(41,845)	(10,256)
Treasury stock - at cost, 2,339,512 shares	(23,937)	(23,937)
Total net assets	590,408	420,867
Total liabilities and net assets	$1,257,684	$973,957
Net asset value per share (36,076,425 shares outstanding at March 31, 2023 and 24,958,520 shares outstanding at March 31, 2022)	$16.37	$16.86

CAPITAL SOUTHWEST CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except shares and per share data)

	Years Ended
	March 31,
	2023	2022	2021
Investment income:
Interest income:
Non-control/Non-affiliate investments	$87,982	$58,136	$42,880
Affiliate investments	11,658	7,122	6,126
Payment-in-kind interest income:
Non-control/Non-affiliate investments	2,382	2,051	4,268
Affiliate investments	3,060	1,160	3,018
Dividend income:
Non-control/Non-affiliate investments	1,824	1,654	1,752
Affiliate investments	141	28	33
Control investments	7,337	6,720	6,609
Fee income:
Non-control/Non-affiliate investments	4,057	4,833	3,233
Affiliate investments	638	494	122
Control investments	100	—	—
Other income	121	17	21
Total investment income	119,300	82,215	68,062
Operating expenses:
Compensation	9,870	8,838	7,756
Share-based compensation	3,705	3,585	2,944
Interest	28,873	19,924	17,941
Professional fees	3,180	2,489	2,193
General and administrative	4,632	4,077	3,115
Total operating expenses	50,260	38,913	33,949
Income before taxes	69,040	43,302	34,113
Federal income, excise and other taxes	630	181	637
Deferred taxes	(301)	434	1,805
Total income tax provision	329	615	2,442
Net investment income	$68,711	$42,687	$31,671
Realized (loss) gain
Non-control/Non-affiliate investments	$(5,872)	$7,136	$(6,908)
Affiliate investments	(11,027)	140	(1,628)
Income tax provision	(130)	(1,442)	—
Total net realized (loss) gain on investments, net of tax	(17,029)	5,834	(8,536)
Net unrealized (depreciation) appreciation on investments
Non-control/Non-affiliate investments	(6,942)	20,940	21,218
Affiliate investments	6,014	(4,750)	(2,825)
Control investments	(11,147)	(2,755)	12,598
Income tax provision	(6,514)	(1,968)	(2,236)
Total net unrealized (depreciation) appreciation on investments, net of tax	(18,589)	11,467	28,755
Net realized and unrealized (losses) gains on investments	(35,618)	17,301	20,219
Realized loss on extinguishment of debt	—	(17,087)	(1,007)
Realized loss on disposal of fixed assets	—	(86)	—
Net increase in net assets from operations	$33,093	$42,815	$50,883

Pre-tax net investment income per share - basic and diluted	$2.30	$1.90	$1.79
Net investment income per share – basic and diluted	$2.29	$1.87	$1.66
Net increase in net assets from operations – basic and diluted	$1.10	$1.87	$2.67
Weighted average shares outstanding – basic and diluted	30,015,533	22,839,835	19,060,131